Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS IMPROVED

FOURTH QUARTER 2013 RESULTS

FAIRLAWN, OHIO, January 21, 2014 –

Fourth Quarter 2013 Highlights

•	The Company reported net income of $7.9 million, or $0.17 per diluted share for the fourth quarter of 2013, compared to $0.7 million, or $0.01 per diluted share for the fourth quarter of 2012.

•	The Company’s Adjusted Income from Continuing Operations improved to $5.5 million, or $0.12 per diluted share, compared to $2.5 million, or $0.06 per diluted share for the fourth quarter of 2012.

•	Gross profit was $51.7 million with margins increasing to 22.1% in the fourth quarter of 2013 as compared to $48.5 million, or 19.1% a year ago. The improvement was due to favorable product mix and cost reduction actions.

•	The Company’s segment operating profit was $21.7 million in the fourth quarter of 2013, compared to $15.5 million for the fourth quarter of 2012. Adjusted Segment Operating Profit improved to $19.9 million in the fourth quarter of 2013 from $17.4 million a year ago.

•	The Company’s leverage ratio as measured by Net Debt to Adjusted EBITDA improved from the third quarter of 2013 to under 3.0 times.

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OMNOVA Solutions Inc. (NYSE: OMN) today announced net income of $7.9 million, or $0.17 per diluted share, for the fourth quarter of 2013, compared to $0.7 million, or $0.01 per diluted share, for the fourth quarter of 2012. Adjusted Income From Continuing Operations was $5.5 million, or $0.12 per diluted share, for the fourth quarter ending November 30, 2013. This compares to fourth quarter 2012 Adjusted Income From Continuing Operations of $2.5 million, or $0.06 per diluted share (See Table B).

“Our financial results in the fourth quarter of 2013 improved as compared to last year, led by stronger results in Engineered Surfaces, which had a favorable mix of business and reduced costs, resulting in its highest quarter and full-year operating profit since 2001. Within Performance Chemicals, the Company’s Specialty Chemicals product line had higher volumes and gross profit year-over-year. However, Performance Materials’ (North American paper and carpet chemicals) gross profit was negatively impacted by weaker paper market conditions and competitive pricing pressures,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“We continue to work on a number of key structural improvements in Performance Chemicals that should positively contribute to future results, including the recent startup of new specialty chemicals capabilities in China, styrene butadiene latex capacity rationalization in North America, and several new product launches. Engineered Surfaces is benefiting from a lower cost structure as the result of a manufacturing footprint consolidation that was completed earlier in the year, and sales growth in the Asian automotive and the U.S. housing / refurbishment markets,” said McMullen.

“After a slow start to 2013, our year-over-year results improved throughout the year. Looking forward, there are encouraging signs in markets where we are well positioned such as oil and gas exploration, automotive and transportation and U.S. construction and refurbishment. In addition, we look to leverage the cost actions we have implemented and will continue to make to improve our competitive position,” McMullen said.

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Consolidated Results for the Fourth Quarter Ending November 30, 2013

Net sales decreased $19.5 million, or 7.7%, to $234.4 million for the fourth quarter of 2013, compared to $253.9 million for the fourth quarter of 2012. The sales decline was a result of reduced pricing of $16.3 million, or 6.4%, and lower volumes of $3.9 million, or 1.5%. These were partially offset by favorable currency translation effects of $0.7 million.

Gross profit in the fourth quarter of 2013 increased to $51.7 million, or 22.1%, compared to $48.5 million and 19.1% in the fourth quarter of 2012. The improvement was due to lower overhead costs as a result of cost reduction actions and better product mix. Raw material costs declined $14.5 million in the fourth quarter versus the same period last year.

Selling, general and administrative expense (SG&A) in the fourth quarter of 2013 was $27.9 million, or 11.9% of sales, compared to $29.1 million, or 11.5% of sales, in the fourth quarter of 2012. The $1.2 million improvement was due to lower annual incentive compensation expense and reduced discretionary spending.

Interest expense in the fourth quarter of 2013 declined to $7.6 million, a decrease of $1.1 million from the fourth quarter of 2012, due to reduced borrowing spreads as a result of a term loan refinancing in March 2013 and lower foreign borrowings.

Income tax expense was $0.7 million, representing a 7.4% effective income tax rate, for the fourth quarter of 2013, compared to $1.4 million, or a 53.8% effective tax rate, in the fourth quarter of 2012. The lower rate in 2013 was partially due to higher income in foreign jurisdictions where the rate is lower than the U.S. statutory rate. Also impacting the rate were one-time tax benefits related to operations that were previously sold, other discrete foreign tax items, and a U.S. item, all of which totaled $2.4 million.

Net income for the fourth quarter of 2013 was $7.9 million, or $0.17 per diluted share, including a gain on the sale of Taicang, China assets of $3.5 million, which was partially offset by several items related to the former commercial wallcovering business. This compared to net income of $0.7 million, or $0.01 per diluted share, for the fourth quarter of 2012.

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Adjusted Income from Continuing Operations was $5.5 million, or $0.12 per diluted share, for the fourth quarter of 2013, compared to Adjusted Income from Continuing Operations of $2.5 million, or $0.06 per diluted share, in the fourth quarter of 2012 (See Table B).

Consolidated Results for the Year Ending November 30, 2013

Net sales decreased $107.4 million, or 9.5%, to $1,018.1 million for 2013, compared to $1,125.5 million for 2012. The sales decrease was driven by reduced pricing of $58.3 million or 5.2% and volume decreases of $50.5 million, or 4.5%. Currency translation effects were $1.4 million favorable, or 0.1% of sales.

Gross profit in 2013 decreased to $212.7 million, compared to $227.2 million in 2012, driven primarily by lower volumes and price reductions from lower raw material costs and competitive pressures in the North American Performance Materials product line (formerly Paper and Carpet Chemicals). This was partially offset by an improvement in the Specialty Chemicals product line. Raw material costs decreased $48.5 million in 2013 versus 2012. Gross profit margins in 2013 improved to 20.9%, compared to margins of 20.2% in 2012.

Selling, general and administrative expense in 2013 was $118.1 million, compared to $121.2 million in 2012. The decrease was due primarily to lower employee headcount and reduced annual incentive compensation expense.

Interest expense in 2013 was $31.9 million, a decrease of $4.6 million from 2012, due primarily to lower pricing from a refinancing for the Company’s term loan and the expiration of an interest rate swap agreement.

Income tax expense was $6.0 million, with a 22.6% effective income tax rate for 2013, compared to income tax expense of $11.2 million, with a 30.4% effective tax rate in 2012. The lower tax rate in 2013 was partially due to higher income in foreign jurisdictions where the rate is lower than the U.S. statutory rate. Also impacting the rate were one-time tax benefits related to operations that were previously sold, other discrete foreign tax items, and a U.S. item, all of which totaled $2.4 million. Cash tax payments in the U.S. over the next few years are expected

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to be minimal as the Company has approximately $113.6 million of U.S. federal net operating loss carryforwards and $108.9 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

Net Income for 2013 was $19.6 million, or $0.42 per diluted share, compared to a net income of $27.6 million, or $0.60 per diluted share, for 2012. Adjusted Income From Continuing Operations (which excludes certain items detailed in Table B) was $23.2 million, or $0.50 per diluted share for 2013, compared to Adjusted Income From Continuing Operations of $28.5 million, or $0.63 per diluted share, in fiscal 2012.

As of November 30, 2013, the Company’s debt of $449.6 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $194.0 million maturing in 2018 and $5.6 million of other obligations. Net Debt, as defined in our Term Loan B Agreement, decreased to $286.8 million during the year. Adjusted EBITDA for the four quarters ending November 30, 2013 (as defined in the Company’s Term Loan Credit Agreement, see Table C) was $97.0 million, and the Company’s Net Debt / Adjusted EBITDA leverage ratio was 2.96 times. The Company was in compliance with all lender covenants.

Performance Chemicals Fourth Quarter and Full Year 2013 Results

Net sales during the fourth quarter of 2013 decreased $11.0 million, or 5.8%, to $178.5 million, compared to $189.5 million in the fourth quarter of 2012. Net sales decreased due to reduced pricing of $17.3 million or 9.1%, which was driven by lower raw material costs and their impact on index pricing and competitive pricing pressure in certain North American Performance Materials markets. The price declines were partially offset by volume and product mix increases of $6.0 million or 3.2%.

For the fourth quarter of 2013, Performance Chemicals’ Adjusted Segment Operating Profit was $13.9 million, compared to Adjusted Segment Operating Profit of $18.5 million in the fourth quarter of 2012 (see Table A). Adjusted Segment Operating Profit declined due primarily

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to lower pricing and volumes in the Performance Materials (paper and carpet chemicals) product line, which was partially offset by higher operating profit due to volume and product mix increases in the Specialty Chemicals product line.

Adjusted Segment Operating Profit margin was 7.8% for the fourth quarter of 2013, compared to Adjusted Segment Operating Profit margin of 9.8% in the fourth quarter of 2012.

Sales in the Specialty Chemicals product line increased $3.2 million to $117.9 million for the fourth quarter of 2013, compared to $114.7 million for the fourth quarter of 2012, driven primarily by improved volumes and sales mix. Seven of ten Specialty Chemicals product categories achieved volume growth including oil and gas, coatings, nonwovens/textiles, tire cord, antioxidants and elastomeric modifiers. The construction of new styrene butadiene latex capacity on the Caojing, China site was completed in August, and initial production batches have been shipped to customers.

Performance Materials (paper and carpet) product line sales were $60.6 million for the fourth quarter of 2013, compared to $74.8 million for the fourth quarter of 2012, driven by lower year-over-year volumes and reduced pricing. The Company secured a new two-year contract with a major coated paper producer, retaining all of its 2013 volumes with this customer. The Company is committed to taking necessary actions to defend share in its traditional North American paper and carpet markets. At the same time, the Company is focusing on growing sales of higher performance products that deliver greater customer value in adjacent markets such as specialty papers, packaging and commercial carpet.

The Company is consolidating polymer emulsion manufacturing from its Akron, Ohio plant into its Mogadore, Ohio plant. When the project is complete by the end of 2014, the Company will increase its efficiency and capacity utilization by converting styrene butadiene latex polymerization vessels to acrylic manufacturing capabilities. The capital spend associated with this project in 2014 is projected to be $9 million, with an estimated operating savings of $4 million per year beginning in 2015. Once completed, this action will result in a reduction of 80

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million pounds of styrene butadiene manufacturing capacity in Mogadore. This is in addition to the 40 million pound reduction in styrene butadiene latex capacity the Company completed in Mogadore during 2013 by converting reactors to produce hollow plastic pigment products. The Akron plant will continue to operate as a drying operation to process emulsions into dry polymers.

On a full-year basis, Performance Chemicals sales were $773.0 million in 2013 compared to $864.5 million in 2012. Sales decreased $91.5 million due to lower pricing of $61.1 million from lower raw material costs and North American competitive pressures, or 7.1%. Volumes declined $29.8 million, or 3.4% and foreign currency translation effects were unfavorable at $0.6 million. Adjusted Segment Operating Profit was $67.1 million in 2013 as compared to $89.6 million for the same period in 2012 and Adjusted Segment Operating Profit margins were 8.7% in 2013 versus 10.4% in 2012.

Engineered Surfaces Fourth Quarter and Full Year 2013 Results

Net sales were $55.9 million during the fourth quarter of 2013, a decrease of $8.5 million, or 13.2%, compared to $64.4 million in the fourth quarter of 2012. The decrease was driven by lower sales in performance films, the strategic decision to exit certain China residential furniture applications, and the impact on manufacturing operations of a typhoon-related flood that affected the Minhang, China plant during the quarter. As a result of the highly responsive actions by the OMNOVA team, the Minhang flood is not expected to have a material impact on 2014 results.

Despite the lower sales, Adjusted Segment Operating Profit improved to $6.0 million in the fourth quarter of 2013 (See Table A), the highest quarterly Adjusted Segment Operating Profit since 2001. This compares to Adjusted Segment Operating Loss of $1.1 million for the fourth quarter of 2012. The improvement in Adjusted Segment Operating Profit was the result of favorable product mix, lower manufacturing costs due to the closure of a production plant in

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the first quarter of 2013, restructuring of Asian operations which included a headcount reduction of 90 employees, and improved yields. Adjusted Segment Operating Profit margin improved to 10.7% for the fourth quarter of 2013, compared to (1.7)% in the fourth quarter of 2012.

Global Coated Fabrics sales were $23.0 million, down $4.3 million compared to the fourth quarter of 2012. Strong results in Thailand were offset by the Minhang flood disruption and lower sales into China residential furniture markets.

Laminates and Performance Films sales were $32.9 million in the fourth quarter of 2013, a decrease of $4.2 million compared to the fourth quarter of 2012, due primarily to lower performance film sales. However, strong demand continued in laminates for residential and commercial construction-related markets for products that go into kitchen and bath, window, and home furnishing applications.

On a full-year basis, sales were $245.1 million in 2013 as compared to $261.0 million in 2012. Sales declined primarily from lower performance film volumes and the strategic decision to reduce exposure to several markets with unattractive margins. Adjusted Segment Operating Profit was $17.7 million as compared to $9.3 million for the same period in 2012, and Adjusted Segment Operating Profit margins were 7.2% in 2013 versus 3.6% in 2012.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 21, 2014, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, February 11, 2014. A telephone replay will also be available beginning at 1:00 p.m. EST on January 21, 2014, and ending at 11:59 p.m, EST on February 11, 2014. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 313563.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2013	2012	2013	2012
Net Sales
Performance Chemicals
Performance Materials	$60.6	$74.8	$272.2	$343.2
Specialty Chemicals	117.9	114.7	500.8	521.3

Total Performance Chemicals	$178.5	$189.5	$773.0	$864.5

Engineered Surfaces
Coated Fabrics	$23.0	$27.3	$108.9	$117.0
Laminates and Performance Films	32.9	37.1	136.2	144.0

Total Engineered Surfaces	55.9	64.4	245.1	261.0

Total Net Sales	$234.4	$253.9	$1,018.1	$1,125.5

Segment Operating Profit
Performance Chemicals	$13.2	$18.5	$64.1	$89.6
Engineered Surfaces	8.5	(3.0)	15.6	3.8
Interest expense	(7.6)	(8.7)	(31.9)	(36.5)
Corporate expense	(4.7)	(4.2)	(19.8)	(20.0)
Deferred financing fees write-off	—	—	(1.5)	—

Income From Continuing Operations Before Income Taxes	9.4	2.6	26.5	36.9
Income tax expense	(.7)	(1.4)	(6.0)	(11.2)

Income from continuing operations	8.7	1.2	20.5	25.7
(Loss) Income from discontinued operations, net of tax	(.8)	(.5)	(.9)	1.9

Net Income	$7.9	$.7	$19.6	$27.6

Depreciation and amortization	$8.8	$8.1	$33.6	$32.0

Capital expenditures	$11.4	$13.3	$28.9	$32.8

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table C is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. Adjusted EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations and (C) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended		Year Ended
	November 30,		November 30,
(Dollars in millions)	2013	2012	2013	2012
Performance Chemicals Operating Profit	$13.2	$18.5	$64.1	$89.6
Restructuring and severance	(.1)	—	2.1	—
Gain on asset sales	—	—	(.3)	—
Accelerated depreciation for production transfer	.6	—	1.0	—
Intangible asset impairment	.2	—	.2	—

Total adjustments to Performance Chemicals’ operating profit	.7	—	3.0	—

Performance Chemicals’ Adjusted Operating Profit	$13.9	$18.5	$67.1	$89.6

Engineered Surfaces Operating Profit (Loss)	$8.5	$(3.0)	$15.6	$3.8
Restructuring and severance and other	.3	.4	3.0	1.5
Gain on asset sales	(3.5)	—	(5.1)	—
Asset impairment and facility closure costs	—	.7	2.6	1.0
Coated Fabrics manufacturing transition costs	(.2)	.8	.7	3.0
Note receivable write-down	.9	—	.9	—

Total adjustments to Engineered Surfaces’ operating profit	(2.5)	1.9	2.1	5.5

Engineered Surfaces’ Adjusted Segment Operating Profit (Loss)	$6.0	$(1.1)	$17.7	$9.3

Total Adjusted Segment Operating Profit	$19.9	$17.4	$84.8	$98.9

TABLE B
Adjusted Income From Continuing Operations Reconciliation and Adjusted Diluted Earning Per Share	Three Months Ended		Year Ended
	November 30,		November 30,
(Dollars in millions)	2013	2012	2013	2012
Income From Continuing Operations	$8.7	$1.2	$20.5	$25.7
Performance Chemicals segment operating profit adjustments per Table A	.7	—	3.0	—
Engineered Surfaces segment operating profit adjustments per Table A	(2.5)	1.9	2.1	5.5
Deferred financing fees written-off	—	—	1.5	—
Corporate relocation costs	.1	—	.1	—
Income tax expense adjustment (1)	(.4)	(.6)	(2.9)	(1.7)
Tax benefit from one-time tax items	(1.1)	—	(1.1)	(1.0)

Total of adjusted items	(3.2)	1.3	2.7	2.8

Adjusted Continuing Net Income	$5.5	$2.5	$23.2	$28.5

Adjusted Diluted Earnings Per Share From Adjusted Continuing Net Income	$.12	$.06	$.50	$.63

(1)	The additional tax expense is estimated as the additional tax expense attributed to the excluded items using an estimated effective tax rate of 30%.

Non-GAAP and Other Financial Measures (Continued)

TABLE C

Net Leverage Ratio Calculation

	Year Ended
(Dollars in millions)	2013	2012
Income from continuing operations	$20.5	$25.7
Interest expense	29.6	33.8
Amortization of deferred financing costs	2.3	2.7
Income tax	6.0	11.2
Depreciation and amortization	33.6	32.0

EBITDA	$92.0	$105.4
Restructuring and severance	5.0	1.0
Asset impairments	.2	1.0
Non-cash stock compensation	2.2	4.5
Gain on asset sales	(4.9)	—
Deferred financing fees write-off	1.5	—
Other	1.0	—

Adjusted EBITDA	$97.0	$111.9

	Year Ended
Net Debt Reconciliation	2013	2012
Total debt as defined by Term Loan B agreement	$451.7	$455.8
Less cash	(164.9)	(148.5)

Net Debt	$286.8	$307.3

Adjusted EBITDA	$97.0	$111.9

Net Debt/Adjusted EBITDA	2.96x	2.75x

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This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein.

All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in

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general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; reduced profitability or losses due to competitor pricing pressure, high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to generate sufficient cash to service that debt, including debt increases as a result of a rise in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

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OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending November 30, 2013 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2013	2012	2013	2012

Net Sales	$234.4	$253.9	$1,018.1	$1,125.5
Cost of goods sold	182.7	205.4	805.4	898.3

Gross Profit	51.7	48.5	212.7	227.2

Selling, general and administrative	27.9	29.1	118.1	121.2
Depreciation and amortization	8.8	8.1	33.6	32.0
Asset impairment	.2	.8	.2	1.0
Gain on asset sales	(3.1)	.2	(4.9)	—
Restructuring and severance	.3	—	7.1	1.0
Interest expense	7.6	8.7	31.9	36.5
Deferred financing fees write-off	—	—	1.5	—
Other expense (income), net	.6	(1.0)	(1.3)	(1.4)

	42.3	45.9	186.2	190.3

Income From Continuing Operations Before Income Taxes	9.4	2.6	26.5	36.9
Income tax expense	.7	1.4	6.0	11.2

Income From Continuing Operations	8.7	1.2	20.5	25.7

Discontinued Operations:
Loss from discontinued operations (net of tax)	(.8)	(.5)	(.9)	(4.1)
Gain on sale of discontinued operations (net of tax)	—	—	—	6.0

(Loss) gain from discontinued operations	(.8)	(.5)	(.9)	1.9

Net Income	$7.9	$.7	$19.6	$27.6

Income Per Share - Basic
Income per share - continuing operations	$.19	$.02	$.44	$.56
(Loss) income per share - discontinued operations	(.02)	(.01)	(.02)	.05

Basic Income Per Share	$.17	$.01	$.42	$.61

Income Per Share - Diluted
Income per share - continuing operations	$.19	$.02	$.44	$.56
(Loss) income per share - discontinued operations	(.02)	(.01)	(.02)	.04

Diluted Income Per Share	$.17	$.01	$.42	$.60

Weighted-average shares outstanding - Basic	46.2	46.1	46.1	45.6
Weighted-average shares outstanding - Diluted	46.7	46.4	46.6	46.0

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	November 30, 2013	November 30, 2012
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$164.9	$143.0
Restricted cash	—	5.5
Accounts receivable, net	123.1	130.1
Inventories	88.1	96.2
Prepaid expenses and other	17.6	14.8
Deferred income taxes - current	8.4	10.7

Total Current Assets	402.1	400.3

Property, plant and equipment, net	226.5	222.8
Trademarks and other intangible assets, net	73.6	79.6
Goodwill	88.9	86.7
Deferred income taxes - non-current	46.9	65.7
Deferred financing fees	9.3	11.3
Other assets	7.4	7.3

Total Long Term Assets	452.6	473.4

Total Assets	$854.7	$873.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.6	$9.6
Accounts payable	92.1	102.8
Accrued payroll and personal property taxes	20.4	21.8
Employee benefit obligations	2.1	2.1
Accrued interest	1.7	1.8
Other current liabilities	5.8	7.4

Total Current Liabilities	126.7	145.5

Senior notes	250.0	250.0
Long-term debt - other	194.0	192.6
Post-retirement benefits other than pensions	6.5	7.7
Pension liabilities	67.2	111.4
Deferred income taxes - non-current	23.3	23.9
Other liabilities	9.0	12.4

Total Liabilities	676.7	743.5

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 47.9 million and 47.5 million shares issued at November 30, 2013 and November 30, 2012, respectively	4.8	4.7
Additional contributed capital	334.6	331.8
Retained deficit	(67.6)	(87.2)
Treasury stock at cost; .7 million shares at November 30, 2013 and .6 million shares at November 30, 2012	(5.2)	(4.4)
Accumulated other comprehensive loss	(88.6)	(114.7)

Total Shareholders’ Equity	178.0	130.2

Total Liabilities and Shareholders’ Equity	$854.7	$873.7

OMNOVA SOLUTIONS INC.

Consolidated Statements of Cash Flows

(Dollars in Millions)

(Unaudited)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2013	2012	2013	2012

Operating Activities
Net income	$7.9	$.7	$19.6	$27.6
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposal of fixed assets	(3.0)	—	(4.9)	—
Depreciation and amortization	9.2	8.1	33.6	32.0
Gain on sale of business	—	(3.9)	—	(9.9)
Impairment of long-lived assets	.2	.8	.2	1.0
Amortization of deferred financing fees	1.1	.6	2.8	2.7
Non-cash stock compensation expense	.5	1.1	2.2	4.5
Provision for doubtful accounts	—	.6	—	.6
Provision for obsolete inventories	(.3)	.2	1.5	—
Deferred income taxes	3.0	9.2	3.9	8.6
Other	(.5)	.6	(.2)	.6

Changes in operating assets and liabilities:
Accounts receivable	14.8	4.0	2.8	31.7
Inventories	(3.8)	(2.4)	5.9	(15.6)
Other current assets	(.4)	.7	(.9)	(.4)
Current liabilities	(6.7)	(25.8)	(10.6)	(14.0)
Other non-current assets	11.0	11.8	11.0	2.5
Other non-current liabilities	(7.9)	5.1	(13.0)	5.7
Contribution to defined benefit plan	—	(2.7)	(8.8)	(18.7)
Discontinued operations	—	1.6	(.1)	6.4

Net Cash Provided By Operating Activities	25.1	10.3	45.0	65.3

Investing Activities
Capital expenditures	(11.4)	(13.2)	(28.9)	(32.8)
Proceeds from insurance settlements	.2	—	1.0	—
Proceeds from asset sales	5.0	(.1)	6.7	.3
Proceeds from sale of businesses	—	.1	—	12.4

Net Cash Used in Investing Activities	(6.2)	(13.2)	(21.2)	(20.1)

Financing Activities
Repayment of debt obligations	(.5)	(.5)	(2.0)	(2.0)
Short-term debt borrowings	6.4	9.8	34.9	43.8
Short-term debt payments	(7.2)	(9.9)	(39.4)	(45.4)
Payments for debt refinancing	.6	—	(.6)	—
Restricted cash	—	—	5.5	(1.3)
Cash received from exercise of stock options	—	.1	.1	2.0

Net Cash Used in Financing Activities	(.7)	(.5)	(1.5)	(2.9)
Effect of exchange rate changes on cash	(3.4)	.9	(.4)	1.8

Net Increase (Decrease) in Cash and Cash Equivalents	14.8	(2.5)	21.9	44.1
Cash and cash equivalents at beginning of period	150.1	145.5	143.0	98.9

Cash and Cash Equivalents at End of Period	$164.9	$143.0	$164.9	$143.0